EXHIBIT 99.1

Press Release

CONTACT:

Tricia Haugeto

thaugeto@arraybiopharma.com

(303) 386-1193

ARRAY BIOPHARMA RECEIVES $80 MILLION FUNDING COMMITMENT

Boulder, Colo., (May 5, 2008) – Array BioPharma Inc. (NASDAQ:ARRY), today announced that it has received an $80 million funding commitment from Deerfield Management, a leading healthcare investment organization and one of Array’s largest shareholders.  Together with existing capital, these funds are expected to enable Array to advance six wholly-owned small molecule drug programs through clinical proof-of-concept studies while continuing discovery research to expand its proprietary drug pipeline.

“We believe this financing structure achieves our objective of maintaining adequate capital reserves to fund our robust proof-of-concept trials while minimizing shareholder dilution,” said Robert E. Conway, Chief Executive Officer.  “We are pleased with Deerfield’s confidence in the prospects of Array and our clinical programs.”

The $80 million commitment is a six-year, interest-bearing loan under a Facility Agreement that provides for two draws by Array of $40 million each in June 2008 and December 2008. Interest accrues on the total $80 million commitment as of the date of the Facility Agreement, and continues to accrue on the outstanding principal balance. The Company must make quarterly interest payments at a rate of 2 percent per annum, and pay interest accruing at 6.5 percent per annum, compounded quarterly, at maturity. Outstanding principal and unpaid interest are due in April 2014 and may be prepaid in whole or in part at any time. Prepayment of principal and accrued compound interest may be made at the Company’s option with shares of common stock, subject to certain restrictions, or in cash.  Deerfield will receive a 2.5 percent transaction fee and was issued warrants, with a six-year term, to purchase six million shares of Array’s common stock at an exercise price of $7.54 per share, which represents a 20 percent premium over the closing stock price on the date of the Facility Agreement.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer, inflammatory diseases and pain.  Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at large market opportunities.  In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

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Array’s pipeline includes six programs in inflammatory disease / pain or cancer, which were all invented at Array and are wholly owned by the Company, including:

•                  ARRY-797, a pan-cytokine (p38) inhibitor, in a Phase 2 clinical trial in patients with acute inflammatory pain.  Array is conducting a dose-ranging dental pain study with and active comparator (celecoxib) and plans to initiate an additional Phase 2 trial in patients with ankylosing spondylitis later this year;

•                  ARRY-162, a MEK inhibitor for inflammatory disease, which recently initiated a Phase 2 trial in rheumatoid arthritis patients;

•                  ARRY-543, a pan-ErbB inhibitor, in multiple Phase 1b/2 clinical studies in cancer patients over the next 12 months;

•                  ARRY-520, a small molecule kinesin spindle protein (KSP) inhibitor, in a Phase 2 clinical trial in acute myeloid leukemia patients;

•                  ARRY-380, an oral, selective ErbB-2 inhibitor, in a Phase 1 clinical trial in cancer patients; and

•                  ARRY-614, a p38 / Tie-2 inhibitor, which recently initiated a Phase 1 clinical trial.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our future plans for advancing certain of our proprietary drug programs, the sufficiency of our capital reserves to fund completion of proof of concept studies on our wholly-owned programs in clinical development and our discovery research efforts. These statements involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2007, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives, including clinical trials, tied to milestones and royalties, and our ability to attract and retain experienced scientists and management.  We are providing this information as of May 5, 2008. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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